                                                                    EXHIBIT 99.1

                         GRANT PRIDECO, INC. LETTERHEAD

(a)       FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACTS:                                      MEDIA CONTACT:
Jay M. Mitchell                                                       John Beltz
Treasurer                                            VP Marketing Communications
(832) 681-8558                                                    (832) 681-8502
jay.mitchell@grantprideco.com                        john.beltz@grantprideco.com

Matthew D. Fitzgerald
Senior Vice President and CFO
(832) 681-8527
matt.fitzgerald@grantprideco.com

                GRANT PRIDECO'S FIRST QUARTER EARNINGS MORE THAN
                         DOUBLE ON 21% REVENUE INCREASE

         HOUSTON, TEXAS, April 29, 2004 - Grant Prideco, Inc. (NYSE:GRP) today announced that first quarter 2004 net income more than doubled to $10.7 million ($0.09 per share) on revenues of $229.8 million compared to net income of $4.0 million ($0.03 per share) on revenues of $190.5 million in last year's first quarter. These increases were due to improved pricing and higher year-over-year sales volumes in the Company's Drilling Products and Services and Drill Bits segments, reflecting the 13% increase in worldwide drilling activity.

         REVENUES AND OPERATING INCOME INCREASED YEAR-OVER-YEAR, REFLECTING INCREASED RIG COUNTS

         Year-over-year consolidated revenues increased $39.3 million, or 21%, in the first quarter of 2004 compared to the same period last year. Consolidated operating income margins increased from 9% in last year's first quarter to 12% in the first quarter of 2004. These increases were due to increased drill pipe sales in the Drilling Products and Services segment coupled with favorable results from new product lines in the Drill Bits segment. Consolidated operating income also includes other charges of $1.8 million related to exit costs associated with the Drilling Products rationalization program and $0.9 million of severance costs related to the recent Tubular Technology and Services organizational restructuring.

         Other operating expenses (sales and marketing, general and administrative, and research and engineering) as a percentage of revenues increased slightly to 24% from 23% in last year's first quarter.

         Included in other income (expense) in the first quarter of 2004 were net gains on sales of assets of $2.8 million, which includes $2.0 million related to the Drilling Products rationalization program announced last quarter.

         SEGMENT RESULTS

         DRILLING PRODUCTS AND SERVICES

         Revenues for the Drilling Products and Services segment increased 32% compared to last year's first quarter. Operating income margins increased from 12% in last year's first quarter to 15% in the first quarter of 2004. Included in operating income for the first quarter of 2004 were charges of $1.8 million due to lease termination, severance and other exit costs related to the Company's manufacturing rationalization program. These increases were primarily driven by a 13% improvement in drilling activity over last year's first quarter and a large order for a new project in the Gulf of Mexico. In the first quarter of 2004, the Drilling Products segment delivered a unique string of premium, completion drill pipe to be used to drill the deepest and highest-pressured production well in the Gulf of Mexico.

         DRILL BITS

         Revenues for the Drill Bits segment increased 49% to $79.3 million, representing the second highest quarter in ReedHycalog's(TM) history. Operating income margins increased from 19% in last year's first quarter to 24% in the first quarter of 2004. These increases reflect strong worldwide market penetration of ReedHycalog's TReX(TM), SteeringWheel(TM) and Rotary Steerable Bit technologies, as well as revenue contributions from recently introduced TuffDuty(TM), TuffCutter(TM) and Titan(TM) roller-cone products, which now represent 25% of all roller-cone revenues.

         TUBULAR TECHNOLOGY AND SERVICES

         In the first quarter of 2004, the Company announced an organizational restructuring that resulted in the Marine Products and Services businesses now being reflected in the Tubular Technology and Services segment. Prior periods have been restated for comparability.

         Revenues for the new Tubular Technology and Services segment in the first quarter of 2004 were $64.4 million compared to $67.5 million in last year's first quarter. The year-over-year decrease was primarily due to the sale of the Company's Rotator division in the third quarter of 2003 partially offset by increased riser sales. Operating income of $2.8 million in the first quarter of 2004, which includes a severance charge of $0.9 million related to the organizational restructuring, compares to $3.3 million in last year's first quarter. Excluding the organizational restructuring charge, operating income improved $0.4 million over last year's first quarter as a result of improvements at XL Systems, Atlas Bradford and Texas Arai, which more than offset declines in the segment's other product lines.

         OTHER

         Revenues for the Other segment in the first quarter of 2004 were $0.9 million compared to $5.2 million in last year's first quarter. The significant decrease in revenues was due to the exiting of the industrial product lines during 2003.

         Operating loss was $1.2 million in the first quarter of 2004 compared to an operating loss of $0.5 million in last year's first quarter. The 2004 operating loss represents losses from the Company's discontinued product lines and joint ventures.

         CORPORATE

         Corporate expenses for the first quarter of 2004 were $6.5 million compared to $4.3 million in last year's first quarter. The year-over-year increase was primarily due to higher depreciation due to implementation of the Company's new ERP system and higher incentive costs.

         CAPITAL SPENDING AND DEBT

         Capital expenditures for the first quarter of 2004 totaled $6.3 million compared to $10.5 million in last year's first quarter.

         Total debt at March 31, 2004 was $423.6 million, down $14.3 million from December 31, 2003.

         Backlog at March 31, 2004 was $176.3 million, up from $120.6 million at December 31, 2003. This 46% increase primarily reflects higher demand from customers who have reduced their inventories of drill stem products and are now beginning to order new products. Much of this backlog is slated for delivery in the second half of the year. Additionally, the backlog for XL products has improved by 41%.

         CEO COMMENTS

         The Company's Chairman, President and CEO, Michael McShane, commented, "We are pleased with our progress this quarter. Our Drilling Products segment had its first meaningful increase in bookings, which raised our quarter-end backlog to a level higher than where it has been in the last two years. Our Drill Bits segment benefited from a robust Canadian drilling season with another strong quarter, and we are taking steps to improve the long-term profitability of our Tubular Technology segment, which has been challenged by weak U.S. Gulf of Mexico activity. At Tubular Technology, we merged our XL Systems group into this segment, which should result in reduced overhead expenses; and, shortly after the end of the quarter, we exited our lower-margin, commodity coupling business through the sale of our Texas Arai division.

         "In the second quarter, we expect to be negatively affected by the seasonal decline caused by the winter breakup in Canada. This should cause our second quarter earnings from continuing operations to be slightly down compared to the first quarter. In the second half of the year, our Drilling Products segment should benefit from the increased backlog caused by a gradual return of U.S. land drilling customers. As such, we have raised our full year earnings per share estimates, excluding charges, to a range of $0.38 to $0.42."

         Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco's prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco's products, expectations for modestly improving demand for our drill stem products, increased competition in the Company's premium connection markets, expectations relating to Grant Prideco's ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco's ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco's assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco's forward-looking statements.

                               GRANT PRIDECO, INC.
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                     ------------------------------
                                                         2004              2003
                                                     ------------      ------------
Revenues .......................................     $    229,797      $    190,482
Costs and Expenses:
  Cost of sales ................................          145,266           130,978
  Sales and marketing ..........................           29,261            22,523
  General and administrative ...................           20,061            16,876
  Research and engineering .....................            5,349             3,738
  Other charges ................................            2,734                --
                                                     ------------      ------------
                                                          202,671           174,115
                                                     ------------      ------------

Operating Income ...............................           27,126            16,367
Other Income (Expense):
  Interest expense .............................          (10,495)          (11,008)
  Other, net ...................................            2,027             1,170
  Equity income in unconsolidated affiliates ...              194               634
                                                     ------------      ------------
                                                           (8,274)           (9,204)
                                                     ------------      ------------

Income Before Income Taxes .....................           18,852             7,163
Income Tax Expense .............................           (6,919)           (2,471)
                                                     ------------      ------------
Net Income Before Minority Interests ...........           11,933             4,692
Minority Interests .............................           (1,260)             (658)
                                                     ------------      ------------
Net Income .....................................     $     10,673      $      4,034
                                                     ============      ============

Net Income Per Share:
  Basic ........................................     $       0.09      $       0.03
  Diluted ......................................             0.09              0.03
Weighted Average Shares Outstanding:
  Basic ........................................          122,044           121,377
  Diluted ......................................          124,262           122,977

CASH FLOW DATA:
  Depreciation and Amortization ................     $     10,809      $     10,926
  Cash Provided by Operating Activities ........           16,219            39,241
  Cash Used in Investing Activities ............           (1,788)           (7,717)
  Cash Used in Financing Activities ............          (15,479)          (31,779)
  Capital Expenditures (a) .....................            6,291            10,490



                                  MARCH 31,         DECEMBER 31,
                                    2004                2003
                               ---------------     ---------------
BALANCE SHEET DATA:              (UNAUDITED)
  Total Assets ...........     $     1,275,979     $     1,262,061
  Total Debt .............             423,647             437,926
  Total Liabilities ......             651,816             655,947
  Stockholders' Equity ...             624,163             606,114

Backlog at Period Ended ..     $       176,338     $       120,636


----------

(a) Capital expenditures for property, plant, and equipment exclude acquisitions of businesses.

                  SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
                                   (Unaudited)
                                 (In thousands)


                                           THREE MONTHS ENDED MARCH 31,
                                       ------------------------------------
                                            2004                  2003
                                       ---------------      ---------------
REVENUES:
  Drilling Products and Services       $        85,222      $        64,597
  Drill Bits                                    79,258               53,254
  Tubular Technology and Services               64,430               67,467
  Other                                            887                5,164
                                       ---------------      ---------------
                                       $       229,797      $       190,482
                                       ---------------      ---------------

OPERATING INCOME (LOSS):
  Drilling Products and Services       $        12,743      $         7,995
  Drill Bits                                    19,253                9,952
  Tubular Technology and Services                2,796                3,255
  Other                                         (1,179)                (545)
  Corporate                                     (6,487)              (4,290)
                                       ---------------      ---------------
                                       $        27,126      $        16,367
                                       ---------------      ---------------

DEPRECIATION AND AMORTIZATION:
  Drilling Products and Services       $         3,626      $         3,533
  Drill Bits                                     3,013                2,592
  Tubular Technology and Services                3,414                3,870
  Other                                            100                  631
  Corporate                                        656                  300
                                       ---------------      ---------------
                                       $        10,809      $        10,926
                                       ---------------      ---------------

CAPITAL EXPENDITURES FOR PROPERTY,
  PLANT AND EQUIPMENT:
  Drilling Products and Services       $         1,368      $         6,419
  Drill Bits                                     1,801                  792
  Tubular Technology and Services                1,928                1,665
  Other                                            446                  701
  Corporate                                        748                  913
                                       ---------------      ---------------
                                       $         6,291      $        10,490
                                       ---------------      ---------------



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